Exhibit 2.1

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.
COUNTERPROPOSAL
Date: October 17, 2006
1. This counterproposal amends the proposed contract dated October 11, 2006 between Oakridge Energy, Inc. (Seller) and Larry Day and/or assigns (Buyer), relating to the sale and purchase of the following described real estate in the County of La Plata, Colorado:
     See description in Contract,
known as Ewing Mesa property of Oakridge (Property).
2. § 2a. The name of the Buyer is changed to First City Realty Development Corp.
     § 2c. Dates and Deadlines.
(NOTE: IF A DATE OR DEADLINE IS LEFT BLANK, IT MEANS “NO CHANGE”)

	Reference	Event	Date or Deadline
1	§ 5a	Loan Application Deadline	No Change
2	§ 5b	Loan Commitment Deadline	No Change
3	§ 5c	Buyer’s Credit Information Deadline	No Change
4	§ 5c	Disapproval of Buyer’s Credit Deadline	No Change
5	§ 5d	Existing Loan Documents Deadline	No Change
6	§ 5d	Objection to Existing Loan Documents Deadline	No Change
7	§ 5d	Approval of Loan Transfer Deadline	No Change
8	§ 6a(4)	Appraisal Deadline	No Change
9	§ 7a	Title Deadline	15 days after MEC
10	§ 7c	Survey Deadline	No Change
11	§ 8c	Survey Objection Deadline	No Change
12	§ 7b	Document Request Deadline	No Change
13	§ 8a	Title Objection Deadline	30 days after MEC
14	§ 8b	Off-Record Matters Deadline	No Change
15	§ 8b	Off-Record Matters Objection Deadline	No Change
16	§ 10	Seller’s Property Disclosure Deadline	No Change
17	§ l0a	Inspection Objection Deadline	No Change
18	§ l0b	Resolution Deadline	No Change
19	§ l0c	Property Insurance Objection Deadline	No Change
20	§ 11	Closing Date	10 days after
Buyer receipt of notice of shareholder approval, but in no event sooner than 120 days after MEC unless parties agree otherwise. See Section 24. H in Exhibit B attached.
21	§ 16	Possession Date	No Change
22	§ 16	Possession Time	No Change
23	§ 27	Acceptance Deadline Date	October 23, 2006
24	§ 27	Acceptance Deadline Time	5:00 PM MDT
3. Other dates or deadlines set forth in the Contract shall be changed as follows: None

4. Purchase Price remains at $35,000,000.00. Earnest Money is changed to be $2,000,000.00, payable as set forth in Exhibit B attached.
5. Additional amendments: Exhibit B is replaced in its entirety with Exhibit B attached.
All other terms and conditions of the proposed contract shall remain the same.
If accepted, the proposed contract as amended shall become a contract between Seller and Buyer.
SELLER:
OAKRIDGE ENERGY, INC.
By /s/ Sandra Pautsky           , Its President
Date: 10/18/06
BUYER:
FIRST CITY REALTY DEVELOPMENT CORP.
By /s/ Larry Day                     , Its President
Date: 10/18/06
BROKER:
PRUDENTIAL TRIPLE S REALTY
By /s/ Erin E. Beck
Erin E. Beck, Broker Associate
Date: 10/18/06
Note: When this counterproposal form is used, the proposed contract is not to be signed by the party initiating this counterproposal. This counterproposal must be security attached to the proposed contract.

EXHIBIT B
ADDENDUM TO CONTRACT TO BUY AND SELL REAL ESTATE
(VACANT LAND)
By and Between Oakridge Energy, Inc. (Seller) and
First City Realty Development Corp. (Buyer)
SECTION 24: ADDITIONAL PROVISIONS
In the event of a conflict between the main body of this Contract and the additional provisions contained in this Section 24 Addendum, the provisions of this Addendum shall control.
A) Brokers. Seller agrees to pay, at Closing, Erin E. Beck, Broker Associate, Prudential Triple S Realty, 5% of the Purchase Price as full satisfaction of any commission due arising from this transaction. Seller and Buyer each represents and warrants to the other that there are no other real estate agents, brokers, finder or other persons or entities entitled to a commission or similar fee in connection with the transaction contemplated herein. In the event any claims arise for real estate brokerage commissions, fees, or other compensation in connection with the transaction contemplated herein, the party causing such claims, or through whom such claims are made, shall indemnify and hold the other party hereto harmless for any loss or damage which such other party suffers as a result thereof. Any other commission or claim for commission as a result of this transaction shall be the responsibility of Prudential Triple S Realty and be satisfied from the commission provided for herein.
B) Like-Kind Exchange. If either party, or assigns, elects to structure this transaction as part of a like-kind exchange under Section 1031 of the Internal Revenue Code (the “Electing Party”), the other party (the “Accommodating Party”) agrees, at the Electing Party’s sole cost, to cooperate and assist in structuring and effecting such a like-kind exchange, provided that the Accommodating Party shall not be obligated to assume any additional expense or liability, and the Electing Party shall indemnify, defend and hold the Accommodating Party harmless from and against any liability, claim, demands, action, damages and expense arising from or in any way relating to the Accommodating Party’s participation in same.
C) Earnest Money. On the second business day following MEC, Buyer shall deposit with Colorado Land Title, an initial earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Earnest Money 1st Deposit”). The Earnest Money 1st Deposit shall be fully refundable if title fails to conform to Acceptable Title. No later than 30 days after MEC Buyer shall deposit with Colorado Land Title a second earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (“Earnest Money 2nd Deposit”). No later than 60 days after MEC Buyer shall deposit with Colorado Land Title a third earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (“Earnest Money 3rd Deposit”). No later than 90 days after MEC Buyer shall deposit with Colorado Land Title a fourth earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000.00) (“Earnest Money 4th Deposit”). Notwithstanding the staggered payments of the Earnest Money, Buyer shall be obligated to make the deposits as scheduled unless title fails to conform to Acceptable Title, notwithstanding any attempt to terminate by Buyer. The combined and total Earnest Money Deposit of two million dollars ($2,000,000.00) shall be applicable against the Purchase Price at Closing, and shall not be refundable except in the event of Seller’s default or if there is a failure to obtain approval by the shareholders of the Seller on or before 120 days after MEC (which may be extended upon written notice by the Seller if necessary to complete the shareholder approval process). Upon a failure to obtain shareholder approval as provided for herein, all Earnest Money and interest accrued thereon shall be returned to the Buyer.

D) DUE DILIGENCE.
     1. Buyer Acknowledgement. Buyer acknowledges that it has been provided a disclosure package and that it has had full opportunity to conduct its due diligence regarding all aspects of the Property prior to entering into this Contract.
     2. Buyer’s Access To Property. Buyer and its agents and representatives shall have the right to enter onto the Property prior to the Closing for purposes of conducting surveys, soil tests, market studies, engineering tests, environmental tests and such other tests, investigations, studies, and inspections Buyer deems necessary or desirable, provided that: (i) all such tests, investigations and inspections shall be conducted at Buyer’s sole expense; and (ii) Buyer shall indemnify and hold Seller harmless from and against any losses, liabilities, costs, or expenses arising out of damage to the Property in connection with Buyer’s inspection activities.
E) Delivery of Materials to Seller. If this Agreement is terminated by Buyer for any reason Buyer shall cause to be delivered to Seller all documents, site plans, surveys, engineering data, engineering plans, studies, planning applications, or other documents pertaining to Buyer’s Inspection of the Property.
F) Seller Obligations.
     Between the MEC and the Closing or earlier termination of this Contract:
     1. Seller shall not sell, assign, rent, lease, convey, grant a security interest in or otherwise dispose of, encumber or cause or permit any change in status of title to the property, other than the reclamation contract and work with reclamation contractor;
     2. Seller shall not cause or permit any adverse change over which it has control in the condition of the Property, reasonable wear and tear excepted;
     3. Upon request by Buyer, Seller, at no cost or expense to Seller, shall execute, consent to, and support any requests, applications, related to the Buyer’s inspection of the Property.
G) Assignment. Buyer may assign all of Buyer’s right, title and interest in and to this Contract without prior consent of Seller provided, however, Buyer shall not be released from, and shall remain liable for, the Buyer obligations, including payment obligations hereunder. This Contract shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the parties.
H) Shareholder Approval Contingency. This Contract is expressly contingent upon approval by the shareholders of the Seller on or before 120 days after MEC (which may be extended upon written notice by the Seller if necessary to complete the shareholder approval process). Failure to obtain shareholder approval by such date shall terminate the Contract and all Earnest Money and interest earned thereon shall be returned to the Buyer.
I) Sandra Pautsky Commitment to Vote for Transaction. Sandra Pautsky agrees to vote the shares in the Seller that she owns or has a right to vote to approve the transaction described in this Contract.
J) Reclamation Work on Gravel Site. Buyer understands that Seller has posted a surety bond with the Colorado Division of Mines and Geology for reclamation of the coal site by Oakridge and Four Corners Materials, Inc. has posted a surety bond with the Colorado Division of Mines and Geology for reclamation of the gravel site. Buyer agrees to provide access to the site after closing to the Colorado Division of Mines and Geology, Four Corners Materials, Inc., Seller and their agents and contractors, until the bonds are released, for monitoring of the reclamation and any additional necessary reclamation work.

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.
CONTRACT TO BUY AND SELL REAL ESTATE
(VACANT LAND — FARM — RANCH)
Date: October 11, 2006
Purchase Price: $35,000,000.00
1. AGREEMENT. Buyer agrees to buy and the undersigned Seller agrees to sell, the Property defined below on the terms and conditions set forth in this contract.
2. DEFINED TERMS.
     a. Buyer. Buyer, Larry Day or assigns, will take title to the real property described below as ☐Joint Tenants Tenants In Common
☑ Other ~ .
     b. Property. The Property is the following legally described real estate: All of the property owned by Oakridge Energy, Inc. within La Plata County, Colorado, as more particularly described on Exhibit A attached hereto* and incorporated herein, consisting of approximately 1852 acres, commonly known as Ewing Mesa property of Oakridge Energy, Inc., together with the interests, easements, rights, benefits, improvements and attached fixtures appurtenant thereto, all interest of Seller in vacated streets and alleys adjacent thereto, except as herein excluded; and
together with any and all minerals and mineral rights owned by the Seller (including mineral rights in oil, gas, coal, coal bed methane, sand and gravel) in the above referenced Property. Buyer understands and accepts that (i) Seller does not own 100% of the minerals under any of the Property, (ii) the undivided prercentage of the minerals which Seller does own varies according to the type of mineral and the tracts comprising the Property and (iii) parts of the Property are subject to one or more outstanding oil and gas leases held by third parties.
     c. Dates and Deadlines.

Item No.	Reference	Event	Date or Deadline
1	§ 5a	Loan Application Deadline	N/A
2	§ 5b	Loan Commitment Deadline	N/A
3	§ 5c	Buyer’s Credit Information Deadline	N/A
4	§ 5c	Disapproval of Buyer’s Credit Deadline	N/A
5	§ 5d	Existing Loan Documents Deadline	N/A
6	§ 5d	Objection to Existing Loan Deadline	N/A
7	§ 5d	Approval of Loan Transfer Deadline	N/A
8	§ 6a(4)	Appraisal Deadline	N/A
9	§ 7a	Title Deadline	15 days after MEC
10	§ 7c	Survey Deadline	N/A
11	§ 8c	Survey Objection Deadline	N/A
12	§ 7b	Document Request Deadline	Requested
13	§ 8a	Title Objection Deadline	30 days after MEC
14	§ 8b	Off Record Matters Deadline	N/A
15	§ 8b	Off Record matters Objection Deadline	N/A
16	§ 10	Seller’s Property Disclosure Deadline	N/A
17	§ 10a	Inspection Objection Deadline	N/A
18	§ 10b	Resolution Deadline	N/A
19	§ 10c	Property Insurance Objection Deadline	N/A
20	§ 11	Closing Date	10 days after Buyer receipt of notice of shareholder approval, but in no event sooner than 120 days after MEC unless parties agree otherwise. See Section 24. H)

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Item No.	Reference	Event	Date or Deadline
21	§ 16	Possession Date	Closing Date
22	§ 16	Possession Time	5:00PM MDT on Closing Date
23	§ 27	Acceptance Deadline Date	October 16, 2006
24	§ 27	Acceptance Deadline Time	5:00PM MDT
     d. Attachments. The following are a part of this contract: Exhibit A*, Exhibit B and Exhibit C*.
     e. Applicability of Terms. A check or similar mark in a box means that such provision is applicable. The abbreviation “N/A” means not applicable. The abbreviation “MEC” (mutual execution of this contract) means the latest date upon which both parties have signed this contract.
3. INCLUSIONS AND EXCLUSIONS. The Purchase Price includes the following items (Inclusions):
     a. Fixtures. If attached to the Property on the date of this contract, lighting, heating, plumbing, ventilating, and air conditioning fixtures, inside telephone wiring and connecting blocks/jacks, plants, mirrors, floor coverings, intercom systems, sprinkler systems and controls; and None
     b. Exclusions. The following attached fixtures are excluded from this sale: items described on Exhibit C attached*.
     c. Personal Property. If on the Property whether attached or not on the date of this contract: storm windows, storm doors, window and porch shades, awnings, blinds, screens, window coverings, curtain rods, drapery rods, storage sheds, and all keys. If checked, the following are included: ☐Smoke/Fire Detectors ☐Security Systems; and All equipment on-site except the items listed on Exhibit C*.
     d. Transfer of Personal Property. The Personal Property to be conveyed at Closing shall be conveyed, by Seller, free and clear of all taxes, (except personal property taxes for the year of closing), liens and encumbrances, except None. Conveyance shall be by bill of sale or other applicable legal instrument.
     e. Trade Fixtures. With respect to trade fixtures, Seller and Buyer agree as follows: N/A
     f. Water Rights. The following legally described water rights: Any and all water rights owned by the Seller appurtenant to or capable of use on the Property.
Any water rights shall be conveyed by Bargain and Sale deed or other applicable legal instrument.
     g. Growing Crops. With respect to growing crops, Seller and Buyer agree as follows: The growing crops, if any, are the property of the agricultural lessee which expires at the end of this calendar year.
4. PURCHASE PRICE AND TERMS. The Purchase Price set forth below shall be payable in U.S. Dollars by Buyer as follows:

Item No.	Reference	Item	Amount	Amount
1	§ 4	Purchase Price	$35,000,000.00
2	§ 4a	Earnest Money 1stDeposit		$1,000,000.00
3	§ 4a	Earnest Money 2ndDeposit		$1,000,000.00
4	§ 4b(1)	New Second Loan		N/A
5	§ 4b(2)	New Second Loan		N/A
6	§ 4c	Assumption Balance		N/A
7	§ 4d	Seller or Private Financing		N/A
8
9	§ 4e	Cash at Closing		$33,000,000.00
10		TOTAL	$35,000,000.00	$35,000,000.00
Note: If there is an inconsistency between the Purchase Price on the first page and this § 4, the amount in § 4 shall control.
a. Earnest Money. The Earnest Money set forth in this Section, in the form of Certified Check, is part payment of the Purchase Price and shall be payable to and held by Colorado Land Title (Earnest Money Holder), in its trust account, on behalf of both Seller and Buyer.
     The Earnest Money 1st deposit shall be delivered to the Earnest Money Holder two days after MEC. The Earnest Money 2nd Deposit shall be tendered as provided in Section 24 C). The Earnest Money 1st deposit and the Earnest Money

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2nd Deposit shall be deposited by Earnest Money Holder in an interest-bearing account yielding a competitive market interest rate. In the event of a termination of this Contract prior to Closing, Seller shall be entitled to the interest accrual unless there is a failure to close based upon Seller’s default or a failure of Seller to obtain shareholder approval. The parties authorize delivery of the Earnest Money deposit to the closing company, if any, at or before Closing. Both the Earnest Money 1st Deposit and the Earnest Money 2nd Deposit together with interest accrued on both shall be applied to the Purchase Price at Closing.
b. New Loan. N/A
c. Assumption. N/A
d. Seller or Private Financing. N/A
e. Cash at Closing. All amounts paid by Buyer at Closing including Cash at Closing, plus Buyer’s closing costs, shall be in funds which comply with all applicable Colorado laws, which include cash, electronic transfer funds, certified check, savings and loan teller’s check and cashier’s check (Good Funds).
5. FINANCING CONDITIONS AND OBLIGATIONS. N/A
6. APPRAISAL PROVISIONS.
     a. Appraisal Condition. This subsection a. ☐ Shall ☑ Shall Not apply.
     b. Cost of Appraisal. Cost of any appraisal to be obtained after the date of this contract shall be timely paid by ☑ Buyer ☐ Seller.
7. EVIDENCE OF TITLE.
     a. Evidence of Title. On or before Title Deadline (§ 2c), Seller shall cause to be furnished to Buyer, at Seller’s expense, a current commitment for owner’s title insurance policy (Title Commitment) in an amount equal to the Purchase Price. At Seller’s expense, Seller shall cause the title insurance policy to be issued and delivered to Buyer as soon as practicable at or after Closing. If a title insurance commitment is furnished, it ☑ Shall ☐ Shall Not commit to delete or insure over the standard exceptions which relate to:
(1) parties in possession,
(2) unrecorded easements,
(3) survey matters,
(4) any unrecorded mechanics’ liens,
(5) gap period (effective date of commitment to date deed is recorded), and
(6) unpaid taxes, assessments and unredeemed tax sales prior to the year of Closing.
     Any additional premium expense to obtain this additional coverage shall be paid by ☑ Buyer ☐ Seller.
     b. Copies of Exceptions. On or before Title Deadline (§ 2c), Seller, at Seller’s expense, shall furnish to Buyer and Buyer’s Attorney, (1) a copy of any plats, declarations, covenants, conditions and restrictions burdening the Property, and (2) if a title insurance commitment is required to be furnished, and if this box is checked ☑Copies of any Other Documents (or, if illegible, summaries of such documents) listed in the schedule of exceptions (Exceptions) to the extent that such documents have not been previously provided to the Buyer. This requirement shall pertain only to documents as shown of record in the offices of the clerk and recorder. The abstract or title insurance commitment, together with any copies or summaries of such documents furnished pursuant to this section, constitute the title documents (Title Documents).
     c. Survey. ALTA survey of the Property has been provided to Buyer.
8. TITLE AND SURVEY REVIEW.
     a. Title Review. Buyer agrees that the state of the title reflected in Colorado Land Title Company commitment L-538434, additionally subject to the easement granted to La Plata Electric Association recorded on September 25, 2006 at Reception No. 942719, is acceptable (“Acceptable Title”). Buyer shall have the right to inspect the Title Documents to determine if the state of the title evidenced in the commitment provided to the Buyer by the Title Deadline, conforms to the Acceptable Title. Written notice by Buyer of non-conformance with Acceptable Title shall be signed by or on behalf of Buyer and given to Seller on or before Title Objection Deadline (§ 2c), or within five (5) calendar days after receipt by Buyer of any change to the Title Document(s) or endorsement to the Title Commitment

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together with a copy of the document adding any new Exception to title. If notice of non-conformance with Acceptable Title is given in accordance with this subsection 8.a, Seller shall have 30 days to remove the non-conformance. If Seller disputes the notice of non-conformance with Acceptable Title, the dispute shall be settled in accordance with Sections 20, 21 and 22 below.
     b. Special Taxing Districts. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYER SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.
9. LEAD-BASED PAINT. N/A
10. PROPERTY DISCLOSURE, INSPECTION AND INSURABILITY; BUYER DISCLOSURE. N/A
11. CLOSING. Delivery of deed from Seller to Buyer shall be at closing (Closing). Closing shall be on the date specified as Closing Date (§ 2c) or by mutual agreement at an earlier date. The hour and place of Closing shall be as designated by Colorado Land Title Company.
12. TRANSFER OF TITLE. Subject to tender or payment at Closing as required herein and compliance by Buyer with the other terms and provisions hereof, Seller shall execute and deliver a good and sufficient general warranty deed to Buyer, at Closing, conveying the Property (and limited mineral rights as described above) free and clear of all taxes except the general taxes for the year of Closing. Except as provided herein, title shall be conveyed free and clear of all liens, including any governmental liens for special improvements installed as of the date of Buyer’s signature hereon, whether assessed or not. Title shall be conveyed subject to:
     a. those specific Exceptions described by reference to recorded documents as reflected in the Title Documents accepted by Buyer in accordance with § 8a (Title Review),
     b. distribution utility easements,
     c. those specifically described rights of third parties not shown by the public records of which Buyer has actual knowledge and which were accepted by Buyer in accordance with § 8b (Matters Not Shown by the Public Records) and § 8c (Survey Review),
     d. inclusion of the Property within any special taxing district,
     e. the benefits and burdens of any declaration and party wall agreements, if any, and
     f. other: federal, state and local land use, building code, fire code and other applicable governmental rules and regulations, and reclamation permits.
13. PAYMENT OF ENCUMBRANCES. Any encumbrance required to be paid shall be paid at or before Closing from the proceeds of this transaction or from any other source.
14. CLOSING COSTS; DOCUMENTS AND SERVICES. Buyer and Seller shall pay, in Good Funds, their respective Closing costs and all other items required to be paid at Closing, except as otherwise provided herein. Buyer and Seller shall sign and complete all customary or reasonably required documents at or before Closing. Fees for real estate Closing services shall be paid at Closing by
☑One-Half by Buyer and One-Half by Seller ☐ Buyer ☐ Seller
☐Other ~ .
     The local transfer tax of N/A % of the Purchase Price shall be paid at Closing by ☐ One-Half by Buyer and One-Half by Seller ☐ Buyer ☐ Seller.
Any sales and use tax that may accrue because of this transaction shall be paid when due by ☑ Buyer ☐Seller.
15. PRORATIONS. The following shall be prorated to Closing Date (§ 2c), except as otherwise provided:
     a. Taxes. Personal property taxes, if any, and general real estate taxes for the year of Closing, based on ☐ Taxes for the Calendar Year Immediately Preceding Closing ☑ Most Recent Mill Levy and Most Recent Assessment ☐ Other ~ .
     b. Rents. Rents based on ☐ Rents Actually Received ☐ Accrued. Security deposits held by Seller shall be credited to Buyer. Seller shall assign all leases to Buyer and Buyer shall assume such leases.
     c. Other Prorations. Water and sewer charges; interest on any continuing loan, and ~
     d. Final Settlement. Unless otherwise agreed in writing, these prorations shall be final.
     16. POSSESSION. Possession of the Property shall be delivered to Buyer on Possession Date and Possession Time (§ 2c), subject to the following leases or tenancies: Limited Agricultural Lease for 2006 calendar year.

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     If Seller, after Closing, fails to deliver possession as specified, Seller shall be subject to eviction and shall be additionally liable to Buyer for payment of $ 250.00 per day from the Possession Date (§ 2c) until possession is delivered.
17. ASSIGNABLE. Subject to Section 24.G., this contract shall be assignable by Buyer without Seller’s prior written consent. This contract shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the parties.
18. INSURANCE; CONDITION OF, DAMAGE TO PROPERTY AND INCLUSIONS. Except as otherwise provided in this contract, the Property, Inclusions or both shall be delivered in the condition existing as of the date of this contract, ordinary wear and tear excepted.
     a. Walk-Through and Verification of Condition. Buyer, upon reasonable notice, shall have the right to walk through the Property prior to Closing to verify that the physical condition of the Property and Inclusions complies with this contract.
19. RECOMMENDATION OF LEGAL AND TAX COUNSEL. By signing this document, Buyer and Seller acknowledge that the respective broker has advised that this document has important legal consequences and has recommended the examination of title and consultation with legal and tax or other counsel before signing this contract.
20. TIME OF ESSENCE, DEFAULT AND REMEDIES. Time is of the essence hereof. If any note or check received as Earnest Money hereunder or any other payment due hereunder is not paid, honored or tendered when due, or if any other obligation hereunder is not performed or waived as herein provided, there shall be the following remedies:
a. If Buyer is in Default:
☐ (1) Specific Performance. Seller may elect to treat this contract as canceled, in which case all payments and things of value received hereunder shall be forfeited and retained on behalf of Seller, and Seller may recover such damages as may be proper, or Seller may elect to treat this contract as being in full force and effect and Seller shall have the right to specific performance or damages, or both.
☑ (2) Liquidated Damages. All payments and things of value received hereunder shall be forfeited by Buyer and retained on behalf of Seller and both parties shall thereafter be released from all obligations hereunder. It is agreed that such payments and things of value are LIQUIDATED DAMAGES and (except as provided in subsection c) are SELLER’S SOLE AND ONLY REMEDY for Buyer’s failure to perform the obligations of this contract. Seller expressly waives the remedies of specific performance and additional damages.
     b. If Seller is in Default: Buyer may elect to treat this contract as canceled, in which case all payments and things of value received hereunder shall be returned. Buyer expressly waives the remedies of specific performance and additional damages.
     c. Costs and Expenses. In the event of any arbitration or litigation relating to this contract, the arbitrator or court shall award to the prevailing party all reasonable costs and expenses, including attorney and legal fees.
21. MEDIATION. If a dispute arises relating to this contract, prior to or after Closing, and is not resolved, the parties shall first proceed in good faith to submit the matter to mediation. Mediation is a process in which the parties meet with an impartial person who helps to resolve the dispute informally and confidentially. Mediators cannot impose binding decisions. The parties to the dispute must agree before any settlement is binding. The parties will jointly appoint an acceptable mediator and will share equally in the cost of such mediation. The mediation, unless otherwise agreed, shall terminate in the event the entire dispute is not resolved 30 calendar days from the date written notice requesting mediation is sent by one party to the other at the party’s last known address. This Section shall not alter any date in this contract, unless otherwise agreed.
22. EARNEST MONEY DISPUTE. In the event of any controversy regarding the Earnest Money and things of value (notwithstanding any termination of this contract or mutual written instructions), Earnest Money Holder shall not be required to take any action. Earnest Money Holder may await any proceeding, or at its option and sole discretion, interplead all parties and deposit any moneys or things of value into a court of competent jurisdiction and shall recover court costs and reasonable attorney and legal fees.
23. TERMINATION. In the event this contract is terminated, all payments and things of value received hereunder shall be returned and the parties shall be relieved of all obligations hereunder, subject to §§ 21, 22 and 24.C.
24. ADDITIONAL PROVISIONS. (The following additional provisions have not been approved by the Colorado Real Estate Commission.)
          This Contract was prepared by Denny R. Ehlers of Crane, Leake & Ehlers, P.C., in their sole capacity as attorneys for Seller.
          See Additional Provisions in Exhibit B attached hereto, the terms of which are hereby incorporated herein.

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25. ENTIRE AGREEMENT, MODIFICATION, SURVIVAL. This contract constitutes the entire contract between the parties relating to the subject hereof, and any prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this contract. No subsequent modification of any of the terms of this contract shall be valid, binding upon the parties, or enforceable unless made in writing and signed by the parties. Any obligation in this contract that, by its terms, is intended to be performed after termination or Closing shall survive the same.
26. NOTICE, DELIVERY AND CHOICE OF LAW
     a. Physical Delivery. Except for the notice requesting mediation described in § 21, and except as provided in § 26b below, all notices must be in writing. Any notice to Buyer shall be effective when received by Buyer and Buyer’s agent Erin Beck, 700 Main Avenue, P.O. Box 100, Durango, CO 81301: e-mail erinbeck@ptsr.com, and any notice to Seller shall be effective when received by Seller and Seller’s attorneys, Denny R. Ehlers 102 W. 18th Street, Durango, CO 81301; fax 970-259-1634; e-mail dehlers@durangolaw.com and Caven Crosnoe, fax 940-322-8324 and e-mail ccrosnoe@scglaw.com.
     b. Electronic Delivery. As an alternative to physical delivery, any signed document and written notice may be delivered in electronic form by the following indicated methods only: ☑Facsimile ☑ E-mail ☐ None. Documents with original signatures shall be provided upon request of any party.
     c. Choice of Law. This contract and all disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Colorado that would be applicable to Colorado residents who sign a contract in this state for property located in Colorado.
     27. NOTICE OF ACCEPTANCE, COUNTERPARTS. This proposal shall expire unless accepted in writing, by Buyer and Seller, as evidenced by their signatures below, and the offering party receives notice of acceptance pursuant to § 26 on or before Acceptance Deadline Date (§ 2c) and Acceptance Deadline Time (§ 2c). If accepted, this document shall become a contract between Seller and Buyer. A copy of this document may be executed by each party, separately, and when each party has executed a copy thereof, such copies taken together shall be deemed to be a full and complete contract between the parties.
BUYER

Larry Day                                               Date
Address: 7300 E. Arapahoe Rd.
Centennial, CO 80112
Phone No: (401) 849-4821
Fax No.:
e-mail:
[NOTE: If this offer is being countered or rejected, do not sign this document. Refer to § 28]
SELLER
OAKRIDGE ENERGY, INC.
By                                           Its                                            Date
Address: 4613 Jacksboro Hwy
                Wichita Falls, TX 76302
Phone No: (940) 322-4772
Fax No.: (940) 322-9452
e-mail: pautsky@aol.com
28. COUNTER; REJECTION. This offer is ☐ Countered ☐ Rejected.
Initials only of party (Buyer or Seller) who countered or rejected offer

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* Oakridge Energy, Inc. agrees to furnish a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.
END OF CONTRACT

BROKER ACKNOWLEDGMENTS.
Erin E. Beck, Broker Associate, Prudential Triple S Realty ☑Buyer’s Agent ☐Transaction-Broker in this transaction.
BROKERS’ COMPENSATION DISCLOSURE.
Erin E. Beck, Broker Associate, Prudential Triple S compensation or commission (acknowledged to be the only compensation or commission due as a result of this transaction by signature below) of 5% of the Purchase Price is to be paid by Seller at Closing. Any other commission or claim for commission as a result of this transaction shall be the responsibility of Prudential Triple S Realty and be satisfied from the commission provided for herein.
Erin E. Beck, Broker Associate
Prudential Triple S Realty
By
Date: October                     ,2006
Address: 700 Main Avenue, P.O. Box 100, Durango, CO 81301
Phone No: (970) 247-3840 Fax No.: (970) 247-3848 e-mail:erinbeck@ptsr.com

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EXHIBIT B
ADDENDUM TO CONTRACT TO BUY AND SELL REAL ESTATE
(VACANT LAND)
By and Between Oakridge Energy, Inc. (Seller) and
Larry Day and/or assigns (Buyer)
SECTION 24: ADDITIONAL PROVISIONS
In the event of a conflict between the main body of this Contract and the additional provisions contained in this Section 24 Addendum, the provisions of this Addendum shall control.
A) Brokers. Seller agrees to pay, at Closing, Erin E. Beck, Broker Associate, Prudential Triple S Realty, 5% of the Purchase Price as full satisfaction of any commission due arising from this transaction. Seller and Buyer each represents and warrants to the other that there are no other real estate agents, brokers, finder or other persons or entities entitled to a commission or similar fee in connection with the transaction contemplated herein. In the event any claims arise for real estate brokerage commissions, fees, or other compensation in connection with the transaction contemplated herein, the party causing such claims, or through whom such claims are made, shall indemnify and hold the other party hereto harmless for any loss or damage which such other party suffers as a result thereof. Any other commission or claim for commission as a result of this transaction shall be the responsibility of Prudential Triple S Realty and be satisfied from the commission provided for herein.
B) Like-Kind Exchange. If either party, or assigns, elects to structure this transaction as part of a like-kind exchange under Section 1031 of the Internal Revenue Code (the “Electing Party”), the other party (the “Accommodating Party”) agrees, at the Electing Party’s sole cost, to cooperate and assist in structuring and effecting such a like-kind exchange, provided that the Accommodating Party shall not be obligated to assume any additional expense or liability, and the Electing Party shall indemnify, defend and hold the Accommodating Party harmless from and against any liability, claim, demands, action, damages and expense arising from or in any way relating to the Accommodating Party’s participation in same.
C) Earnest Money. On the second business day following MEC, Buyer shall deposit with Colorado Land Title, an initial earnest money deposit in the amount of One Million Dollars ($1,000,000.00) (the “Earnest Money 1st Deposit”). The Earnest Money 1st Deposit shall be fully refundable if title fails to conform to Acceptable Title or in the event of Seller’s Default. No later than 30 days after MEC Buyer shall deposit with Colorado Land Title a second earnest money deposit in the amount of One Million Dollars ($1,000,000.00) (“Earnest Money 2nd Deposit”). The combined and total Earnest Money Deposit of two million dollars ($2,000,000.00) shall be applicable against the Purchase Price at Closing, and shall not be refundable except in the event of Seller’s default or if there is a failure to obtain approval by the shareholders of the Seller on or before 120 days after MEC (which may be extended upon written notice by the Seller if necessary to complete the shareholder approval process). Upon a failure to obtain shareholder approval as provided for herein, all Earnest Money and interest accrued thereon shall be returned to the Buyer.
D) DUE DILIGENCE.
     1. Buyer Acknowledgement. Buyer acknowledges that it has been provided a disclosure package and that it has had full opportunity to conduct its due diligence regarding all aspects of the Property prior to entering into this Contract.
     2. Buyer’s Access To Property. Buyer and its agents and representatives shall have the right to enter onto the Property prior to the Closing for purposes of conducting surveys, soil tests, market studies, engineering tests, environmental tests and such other tests, investigations, studies, and inspections Buyer deems necessary or desirable, provided that: (i) all such tests, investigations and inspections shall be conducted at Buyer’s sole expense; and (ii) Buyer shall indemnify and hold Seller harmless from and against any losses, liabilities, costs, or expenses arising out of damage to the Property in connection with Buyer’s inspection activities.

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E) Delivery of Materials to Seller. If this Agreement is terminated by Buyer for any reason Buyer shall cause to be delivered to Seller all documents, site plans, surveys, engineering data, engineering plans, studies, planning applications, or other documents pertaining to Buyer’s Inspection of the Property.
F) Seller Obligations.
     Between the MEC and the Closing or earlier termination of this Contract:
     1. Seller shall not sell, assign, rent, lease, convey, grant a security interest in or otherwise dispose of, encumber or cause or permit any change in status of title to the property, other than the reclamation contract and work with reclamation contractor;
     2. Seller shall not cause or permit any adverse change in the condition of the Property, reasonable wear and tear excepted;
     3. Upon request by Buyer, Seller, at no cost or expense to Seller, shall execute, consent to, and support any requests, applications, related to the Buyer’s inspection of the Property.
G) Assignment. Buyer may assign all of Buyer’s right, title and interest in and to this Contract without prior consent of Seller provided, however, Buyer shall not be released from, and shall remain liable for, the Buyer obligations, including payment obligations hereunder. This Contract shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of the parties.
H) Shareholder Approval Contingency. This Contract is expressly contingent upon approval by the shareholders of the Seller on or before 120 days after MEC (which may be extended upon written notice by the Seller if necessary to complete the shareholder approval process). Failure to obtain shareholder approval by such date shall terminate the Contract and all Earnest Money and interest earned thereon shall be returned to the Buyer.
I) Sandra Pautsky Commitment to Vote for Transaction. Sandra Pautsky agrees to vote the shares in the Seller that she owns or has a right to vote to approve the transaction described in this Contract.
J) Reclamation Work on Gravel Site. Buyer understands that Seller has posted a surety bond with the Colorado Division of Mines and Geology for reclamation of the coal site by Oakridge and Four Corners Materials, Inc. has posted a surety bond with the Colorado Division of Mines and Geology for reclamation of the gravel site. Buyer agrees to provide access to the site after closing to the Colorado Division of Mines and Geology, Four Corners Materials, Inc., Seller and their agents and contractors, until the bonds are released, for monitoring of the reclamation and any additional necessary reclamation work.

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